UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEMUS BIOSCIENCE, INC.
(Exact name of Registrant as specified in its charter)

Nevada	45-0692882
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

130 North Marina Drive, Long Beach, California 90803

(Address of Principal Executive Offices)(Zip Code)

Stock Option Agreement

(Full Title of the Plan)

Dr. Brian Murphy

Chief Executive Officer and Chief Medical Officer

Nemus Bioscience, Inc.

130 North Marina Drive

Long Beach, California 90803

(949) 396-0330

(Name, Address, and Telephone number, Including Area Code, of Agent for Service)

Copies to:

Mark C. Lee

Greenberg Traurig, LLP

1201 K Street, Suite 1100

Sacramento, California 95814

(916) 442-1111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share, issuable under the Stock Option Agreement, dated May 25, 2018, between Nemus Bioscience, Inc. and Douglas A. Cesario.	1,195,073	$.26	$310,718.98	$38.68

_________

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price have been determined on the basis of the average of the high and low sale prices of the Registrant’s common stock reported on the OTCQB, an over-the-counter quotation system, on July 17, 2018.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (“the Commission”).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Nemus Bioscience, Inc., a Nevada corporation (the “Registrant”), are incorporated by reference herein:

a. The Registrant’s Annual Report on Form 10-K, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that contains audited financial statements for the Registrant’s fiscal year ended December 31, 2017, as filed with the Commission on March 19, 2018.

b. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

c. The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on January 28, 2014, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the state of Nevada. Section 78.138 of the Nevada Revised Statutes provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer of a corporation is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless the trier of fact determines that the presumption of good faith has been rebutted, or it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and that such breach of fiduciary duty involved intentional misconduct, fraud, or a knowing violation of law. Section 4 of the Registrant’s Articles of Incorporation provides that, to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, the Registrant’s officers and directors shall not be liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director of officer, except for liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of unlawful distributions in violation of Section 78.300 of the Nevada Revised Statutes.

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Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person:

(a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes; or

(b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

In addition, Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes; or

(b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation is required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense under Section 78.7502 of the Nevada Revised Statutes.

Section 5 of the Registrant’s Articles of Incorporation provides that the Registrant will indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the corporation) by reason of the fact that he or she is or was a director of the Registrant or is or was serving as a director, officer, employee or agent of another entity at the request of the Registrant or any predecessor of the Registrant against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee, or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 of the Nevada Revised Statutes may include the following:

(a) the creation of a trust fund;

(b) the establishment of a program of self-insurance;

(c) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d) the establishment of a letter of credit, guaranty, or surety.

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No financial arrangement made pursuant to Section 78.752 of the Nevada Revised Statutes may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Section 78.751 of the Nevada Revised Statutes provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statues, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made:

(a) by the stockholders;

(b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders, by independent legal counsel in a written opinion, or

(d) if a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 2 of Section 78.751 of the Nevada Revised Statutes provides that a corporation’s articles of incorporation, its bylaws, or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. Section 5 of the Registrant’s Articles of Incorporation provides that the Registrant will, from time to time, reimburse or advance to any person entitled to indemnification the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding from which he or she is indemnified by the Registrant, in advance of the final disposition of such proceeding, provided that the Registrant has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable decision that the director or officer is not entitled to be indemnified for such expenses.

Subsection 3 of Section 78.751 of the Nevada Revised Statutes further provides that any indemnification made pursuant to Section 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or the bylaws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in such person’s official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that such person’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action. Additionally, indemnification pursuant to Section 78.7502 and advancement of expenses shall continue for any indemnified party who has ceased to hold such qualifying position and shall inure to the benefit of such person’s heirs, executors, and administrators.

Under Nevada law and the Registrant’s Articles of Incorporation, as amended, its directors will have no personal liability to the Registrant or its stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director of the Registrant involving any act or omission of any such director. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct, fraud, or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase, or redemption under Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of these provisions in the Nevada Revised Statutes and the Registrant’s Articles of Incorporation, as amended, is to eliminate the rights of the Registrant and its stockholders (through stockholder derivative suits on behalf of the Registrant) to recover damages against a director for breach of his or her fiduciary duties as a director (including breaches resulting from negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of the Registrant or any stockholder to seek relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duties. The Nevada Revised Statutes and the Registrant’s Articles of Incorporation grant the Registrant the right to indemnify its directors, officers, employees, and agents in accordance with applicable law. In addition, the Registrant’s Bylaws authorize the Registrant to indemnify directors and officers of the Registrant to the fullest extent permitted by applicable law, provided that no indemnification shall be provided to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor shall the Registrant indemnify any covered person seeking indemnification in connection with a proceeding or part thereof initiated by such person except where such proceeding or part thereof was authorized by the Registrant’s board of directors, nor shall the Registrant indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought to be liable for any negligence or intentional misconduct in the performance of a duty.

Item 7. Exemption From Registration Claimed.

Not Applicable.

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Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on January 30, 2013).

4.2	Certificate of Change of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 30, 2014).

4.3	Articles of Merger of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed on November 3, 2014).

4.4	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on January 30, 2013).

4.5

Stock Option Agreement, dated May 25, 2018, between Nemus Bioscience, Inc. and Douglas A. Cesario (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 1, 2018).

5.1*	Opinion of Greenberg Traurig, LLP.

23.1*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.2*	Consent of Mayer Hoffman McCann P.C.

24.1*	Power of Attorney (included on signature page of this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Long Beach, state of California, on July 20, 2018.

NEMUS BIOSCIENCE, INC.

By:	/s/ Dr. Brian S. Murphy
Name:	Dr. Brian S. Murphy
Its:	Chief Executive Officer, Chief Medical Officer, Director (Principal Executive Officer)

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Brian S. Murphy as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Position	Date

/s/ Dr. Brian S. Murphy	Chief Executive Officer, Chief Medical Officer and	July 20, 2018
Dr. Brian S. Murphy	Director (Principal Executive Officer)

/s/ Douglas A. Cesario	Chief Financial Officer and Secretary	July 20, 2018
Douglas A. Cesario	(Principal Financial Officer and Principal Accounting Officer)

/s/ Punit Dhillon	Director	July 20, 2018
Punit Dhillon

/s/ Jim Heppell	Director	July 20, 2018
Jim Heppell

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EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on January 30, 2013).

4.2	Certificate of Change of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 30, 2014).

4.3	Articles of Merger of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed on November 3, 2014).

4.4	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on January 30, 2013).

4.5

Stock Option Agreement, dated May 25, 2018, between Nemus Bioscience, Inc. and Douglas A. Cesario (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 1, 2018).

5.1*	Opinion of Greenberg Traurig, LLP.

23.1*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.2*	Consent of Mayer Hoffman McCann P.C.

24.1*	Power of Attorney (included on signature page of this Registration Statement).

*Filed herewith.

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